Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50130, 33-71108, and 333-02396 of Key Technology, Inc. on Form S-8 of our report dated December 16, 2004 (which report includes an explanatory paragraph referring to the adoption of the provisions of Emerging Issues Task Force Issue No. 03-06, Participating Securities and the Two-Class Method under FASB Statement 128, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) appearing in this Annual Report on Form 10-K of Key Technology, Inc. for the year ended September 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
December 16, 2004